Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com Announces Results for Second Quarter 2011 and Provides Update on Long-term Sales Growth Initiatives

Names Robert Wegner as Chief Operating Officer

BOCA RATON, Fla., August 9, 2011 –Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer and direct marketer of health and wellness products, reported financial results for the second quarter of 2011 and provided updates to its long-term sales growth initiatives previously outlined on June 16th, 2011 in conjunction with the conclusion of the Strategic Review.  In addition, the Company announced that it has named Robert “Bert” Wegner as Chief Operating Officer.  Mr. Wegner has over 20 years of logistical experience and was formerly the Director of Operations, North America at Amazon.com from 2006 through 2010.  He served in other senior operational and managerial roles at Amazon from 1999 through 2006.  His initial responsibilities include fulfillment, manufacturing and customer service.

"We are making progress on our initiatives to drive the top-line as we look to grow sales at a faster pace in order to leverage our fixed cost structure," said Jeffrey J. Horowitz, the Company's Chief Executive Officer.  “We are thrilled that Bert has joined the Vitacost.com team as he will be instrumental in helping manage the business towards long-term profitable growth.”

Sales Growth Initiatives

The Company provided additional details on its long-term sales growth strategy.  Key initiatives include:

•
Expand Customer Base: New customer additions are a top priority in 2011.  The Company believes that due to the high number of repeat purchases made by existing customers, an expanded base will create long-term value.  To that end, the Company has extended its reach on the internet beyond its www.vitacost.com website and is now selling products through online marketplaces and testing new marketing vehicles such as daily deal sites and offline magazines.  In the second quarter of 2011, the Company added 157,200 new customers bringing total active customers to 1.2 million at June 30, 2011, up 10.2% year-over-year.

•
Expand Product Offerings: The Company has increased the number of new proprietary product launches in 2011 from 100 previously announced to a new goal of 150 by year-end.  An estimated 135 of these are scheduled to be launched under the Vitacost VMHS label.  Year-to-date, the Company has launched approximately 88 new proprietary products, 40 of which were launched in the second quarter of 2011.   On the third party side, the Company added 2,165 new SKUs in the second quarter of 2011, with 1,056 new products in its core VMHS category.  The Company also continues to focus on faster growing categories such as personal care, sports nutrition and food.

•
The Vitacost Brand: The process of converting the NSI proprietary product line over to the new Vitacost label continued in the second quarter of 2011 with the majority of products on track to be converted over by year-end.

•
Elimination of Virtual Inventory: During the second quarter of 2011, the Company completed the process of bringing more than 12,000 former virtual inventory SKUs in-house.  Sales of these products have accelerated, increasing over 170% on a monthly basis since the date of transition.

Second Quarter 2011 Results

For the second quarter of 2011, the Company reported net sales of $65.9 million, a 22.1% increase from net sales of $54.0 million for the second quarter of 2010.  Due to the elimination of the loyalty membership program in the fourth quarter of 2010, advertising and fees earned from affiliates was negligible in the second quarter of 2011, compared to $0.2 million in the second quarter of 2010.  Excluding these amounts, sales of third party product increased 36.5% year-over-year to $47.8 million.  Sales growth of the Company’s proprietary products continued to improve sequentially and turned positive in the quarter with sales increasing 8.1% year-over-year to $16.2 million.  This was the first positive growth in proprietary products in four quarters.  Revenue billed from freight was down 50.2% compared to the second quarter of 2010 to $1.9 million as the Company offered ‘free shipping’ at an order value of $49 or higher during all three months of the 2011 quarter.  Free shipping was not offered in the second quarter of 2010.  The increase in net sales was primarily the result of an increase in the customer base and the number of shipped orders as customers responded positively to the Company’s promotional offers and new product offerings in both proprietary and third-party brands.

Reported gross profit was $14.5 million, in the second quarter of 2011, up 3.6% year-over-year.   Included in the second quarter of 2011 was a $0.5 million credit from the Company’s shipping provider.  Excluding this amount, gross profit increased 0.4% year-over-year, with gross margin of 21.3% in the second quarter of 2011 compared to 25.9% in the second quarter of 2010.  Third party sales accounted for 74.7% of total product sales in the second quarter of 2011 compared to 70.0% in the second quarter of 2010.  Gross margin declined sequentially from the 24.1% reported in the first quarter of 2011 due to increased product promotions and decreased margins on freight as ‘free shipping’ was offered for two months in the first quarter of 2011 compared to a full three month period in the second quarter.  Product mix remained relatively consistent with the first quarter and did not have a material impact on the sequential change in gross margin.  Going forward, the Company expects to see a similar product mix, as third party product offerings continue to outpace new proprietary product launches and due to a continuation of higher third party product growth rates.   ‘Free shipping’ and other promotional offers are expected to continue for the remainder of 2011.

Fulfillment expense was $5.1 million in the second quarter of 2011 compared to $4.4 million in the same period last year. As a percent of sales, fulfillment expense decreased 40 basis points year-over-year to 7.7% compared to 8.1% in the same period last year.  The year-over-year decrease on a percentage basis, was due to operating duplicate distribution centers in Las Vegas in the early part of the year ago quarter to ensure there were no disruptions to service levels as the Company transitioned over to its new Las Vegas facility.   Fulfillment expense as a percentage of sales was flat sequentially with the first quarter of 2011.  The Company continues to focus on reducing special handling and packaging costs and is improving efficiencies at its distribution centers with total labor costs flat with first quarter levels despite increased sales volume.  The Company expects to see improvement in fulfillment expense by the end of the year.

For the second quarter of 2011, sales and marketing expense increased to $5.2 million from $5.1 million for the second quarter of 2010. While driving a 22.1% year-over-year increase in sales, sales and marketing expense as a percentage of sales decreased to 7.9% for the second quarter of 2011 from 9.5% in the second quarter of 2010 due to improved advertising efficiency.  Savings from decreased spending on catalogs more than offset increases in internet advertising and decreased levels of co-op revenue.  Sales and marketing expense also increased $0.1 million from the first quarter of 2011 but decreased as a percentage of sales from the 8.1% reported in the March quarter.   The Company expects spending on catalogs to continue to be down for the remainder of 2011 as savings are reinvested in on-line and other media to further increase the focus of the business around serving on-line customers.

Total reported general and administrative expense was $7.8 million, up $1.4 million from the $6.4 million reported in the second quarter of 2010.  Included in the second quarter of 2011 were $1.1 million in expenses primarily related to the Strategic Review and the Company’s Equity Capitalization issue.  Included in the year ago quarter were $1.4 million in expenses associated with the proxy solicitation.  The Company expects these charges to decrease going forward as the Board of Directors concluded the Strategic Review in June 2011 and the Company has made significant progress in rectifying its Equity Capitalization issue.

Excluding the expenses mentioned above in both quarters, general and administrative expense was $6.7 million in the second quarter of 2011, up $1.6 million compared to $5.1 million in the second quarter of 2010.  The year-over-year increase was primarily due to increased employee expenses of $1.3 million and increased credit card fees of $0.2 million due to higher sales.  Increased payroll expenses were due to additional hires in critical areas such as IT, Finance and Business Intelligence.  However, general and administrative expenses declined $0.2 million sequentially from the $6.9 million reported in the first quarter of 2011, excluding $0.6 million in expenses in the first quarter associated with the Equity Capitalization issue and the Strategic Review.  The sequential decline was primarily attributable to decreased bad debt expense and credit card charge backs.

The Company reported an operating loss of $3.7 million for the second quarter of 2011 compared to an operating loss of $2.0 million in the same period a year ago.  For the second quarter of 2011, the Company reported $44,048 in tax expense, compared to a tax benefit of $692,060 in the second quarter of 2010.  During the second quarter of 2011, the Company recorded an additional $1.4 million valuation allowance on its deferred tax assets.

For the second quarter of 2011, the Company reported a net loss of $3.7 million or ($0.13) per share calculated on a weighted average basic share count of 27.8 million shares compared to a net loss of $1.4 million or ($0.05) per share for the second quarter of 2010 calculated on a weighted average basic share count of 27.7 million shares outstanding.  The Company is using basic shares outstanding in the second quarter of 2011 and second quarter of 2010 calculations as the inclusion of common stock equivalents in the calculation during both quarters was anti-dilutive.  Excluding the expenses previously mentioned in the discussion on gross profit and general and administrative expense, earnings per share were ($0.11) in the second quarter of 2011 compared to ($0.02) per share in the second quarter of 2010.

Excluding the expenses previously mentioned in the discussion on gross profit and general and administrative expenses, adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and related non-cash compensation expense) for the second quarter of 2011 was ($1.2) million, compared to $0.9 million in the previous year.

Balance Sheet/Cash Flow Highlights

The Company had cash, cash equivalents, and securities available for sale of $16.3 million as of June 30, 2011 compared to $19.7 million as of March 31, 2011 and compared to $22.9 million as of December 31, 2010.  The Company has revised its December 31, 2010 and its March 31, 2011 cash and cash equivalents balances to include outstanding checks as opposed to classifying them as a component of accounts payable. The effect of this revision on the Company's consolidated balance sheets was to decrease cash and cash equivalents and accounts payable at December 31, 2010 and March 31, 2011 by approximately $2.6 million and $3.6 million, respectively.  The effect of the revision on the Company’s consolidated statements of cash flows was to decrease (increase) net cash provided by (used in) operating activities by $2.6 million and ($0.9 million) for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively. This revision, which the Company has concluded is not material, and which will be made prospectively, does not impact the Company’s operating (loss) income, net (loss) income, or working capital for any prior period.

Cash balances declined in the quarter primarily as a result of the $3.5 million Derivative Settlement payment previously disclosed in a press release dated May 27, 2011.  The Company reported accounts receivable of $1.5 million and inventory of $31.9 million compared to balances of $1.3 million and $28.5 million, respectively as of March 31, 2011 and compared to balances of $0.4 million and $29.8 million, respectively as of December 31, 2010.  Cash flow from operations for the six-months ended June 30, 2011 was a use of $4.4 million compared to a source of $7.4 million in the prior year six month period.  The current year period reflects the $3.5 million Derivative Settlement payment mentioned above.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com/events.cfm.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Steve Markert, interim Chief Financial Officer.

The conference call is scheduled to begin at 10:00 a.m. EDT on August 9, 2011. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com/events.cfm, and will be archived online through August 31, 2011. In addition, you may dial (877) 407-0784 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. EDT, August 9, 2011, through August 31, 2011. Participants can dial (877) 870-5176 to hear the playback. The pass code is 376432.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, future financial performance, expectations regarding improvements in fulfillment expenses, promotional and product introduction plans, plans to increase brand awareness, sales expectations, international expansion plans, expectations regarding advertising expenditures, customer acquisition strategy and expectations regarding the pace of customer growth, plans to launch new SKUs and  plans to move virtual inventory in-house to accelerate order fulfillment and delivery time, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein.  Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding the Company’s manufacturing and distribution facilities; significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and the Company’s failure to comply with government regulations; the Company’s failure to keep pace with the demands of customers for new products; disruptions in the Company’s manufacturing system, including information technology systems, or losses of manufacturing certifications; or the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2010 and the Company’s Form 10-Q for the quarter ended March 31, 2011.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets.  To adjust for the impact of certain matters in 2010 and 2011, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits.  These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.  However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA.  Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

VITACOST.COM, INC. BALANCE SHEET

Vitacost.com, Inc.
Consolidated Balance Sheets
June 30, 2011 and December 31, 2010

	June 30, 2011
Assets	(unaudited)	December 31, 2010
Current Assets
Cash and cash equivalents	$16,282,051	$11,951,643
Securities available for sale	-	10,912,392
Accounts receivable	1,467,237	440,033
Other receivables	243,413	1,087,311
Inventory, net	31,922,727	29,827,929
Prepaid expenses	1,941,907	1,361,230
Deferred income taxes	-	-
Other assets	2,661,045	3,553,089
Total current assets	54,518,380	59,133,627

Property and equipment, net	36,922,325	38,011,314

Goodwill	2,200,000	2,200,000
Intangible assets, net	2,698	4,946
Deposits	271,254	114,308
Deferred tax asset	-	-
	2,473,952	2,319,254

Total assets	$93,914,657	$99,464,195

Liability and Stockholders' Equity
Current Liabilities
Line of credit	$-	$-
Current maturities of notes payable	-	58,888
Current maturities of capital lease obligations	-	-
Accounts payable	26,278,433	23,892,044
Deferred revenue	2,907,032	2,134,305
Accrued expenses	7,531,698	10,671,865
Income taxes payable	-	-
Total current liabilities	36,717,163	36,757,102

Notes payable, less current maturities	-	-
Interest rate swap liability	-	-
Deferred tax liability	547,678	521,389
Total liabilities	$37,264,841	$37,278,491

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; authorized 25,000,000;
no shares issued and outstanding at June 30, 2011,
and December 31, 2010, respectively
Common stock, par value $.00001 per share; authorized 100,000,000;
27,790,953, and 27,780,453 shares issued and outstanding at
June 30, 2011, and December 31, 2010, respectively	278	278
Additional paid-in capital	75,196,017	74,829,972
Accumulated other comprehensive loss	-	(20,207)
Retained earnings/(Accumulated Deficit)	(18,546,479)	(12,624,339)
Total stockholders' equity	56,649,816	62,185,704
Total liabilities and stockholders' equity	$93,914,657	$99,464,195

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – For the Three Months Ended June 30, 2011 and June 30, 2010

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

	Quarter Ended
	June 30, 2011			June 30, 2010
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$65,891.2		$65,891.2	$53,951.9		$53,951.9

Cost of Goods Sold	51,418.6	(454.0)	51,872.6	39,983.1		39,983.1
Gross Profit	14,472.6		14,018.6	13,968.8		13,968.8

Fulfillment	5,094.7		5,094.7	4,394.8		4,394.8
Sales & Marketing	5,236.9		5,236.9	5,131.0		5,131.0
General & Administrative	7,807.5	1,116.7	6,690.8	6,443.0	1,358.5	5,084.4
Total Operating Expenses	18,139.2		17,022.5	15,968.8		14,610.3

Operating Income	(3,666.5)		(3,003.8)	(2,000.0)		(641.5)

Interest Income	7.7		7.7	32.4		32.4
Interest Expense	(0.2)		(0.2)	(150.1)		(150.1)
Other Income (Expense)	3.5		3.5	4.5		4.5

Income (loss) before taxes	(3,655.6)		(2,992.9)	(2,113.3)		(754.8)
Income tax (expense) benefit	(44.0)	-	(44.0)	692.1	444.9	247.2

Net Income (loss)	$(3,699.6)		$(3,037.0)	$(1,421.3)		$(507.6)

EPS
Basic	$(0.13)		$(0.11)	$(0.05)		$(0.02)
Fully Diluted*	$(0.13)		$(0.11)	$(0.05)		$(0.02)

Basic Shares Outstanding	27,790.5		27,790.5	27,730.7		27,730.7
Fully Diluted Shares Outstanding*	27,790.5		27,790.5	27,730.7		27,730.7

*The inclusion of common stock equivalents in the calculation of dilluted earnings per share during the periods was anti-dilutive.

Source: Vitacost.com

QUARTERLY NET SALES BY PRODUCT LINE – For the Three and Six Months Ended June 30, 2011 and June 30, 2010

	Vitacost.com - Revenue by Product Line ($ in 000s)
	Three Months Ended
	June 30, 2011
	(unaudited)		$	%
	2011	2010	Increase	Increase
Third-party product (1)	$47,807	$35,203	$12,604	35.8%
Proprietary products	16,221	15,007	1,214	8.1%
Freight	1,863	3,742	(1,879)	-50.2%
Net sales	65,891	53,952	11,939	22.1%

(1) Third-party product sales include advertising and fees earned from affiliate programs of $99 in 2Q11 and $186,181 in 2Q10.

	Six Months Ended
	June 30, 2011
	(unaudited)
	2011	2010	Increase	Increase
Third-party product (1)	$93,101	$72,351	$20,750	28.7%
Proprietary products	31,971	30,896	1,075	3.5%
Freight	4,581	7,881	(3,300)	-41.9%
Net sales	129,653	111,128	18,525	16.7%

(1) Third-party product sales include advertising and fees earned from affiliate programs of $724 for the six months ended June 30, 2011 and were $529,326 for the six months ended June 30, 2010.

VITACOST.COM, INC. RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets.  To adjust for the impact of certain matters in 2010 and 2011, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits.  These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.  However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA.  Below is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Adjusted EBITDA Calculation ($ in 000s)
(Unaudited)

	2Q11	2Q10
Reported operating (loss) income	(3,666.5)	(2,000.0)
Depreciation and amortization	1,533.2	1,322.8
Stock Based Compensation Expense	243.3	193.0
Adjusted EBITDA	(1,890.0)	(484.2)

Adjustments:
- Credit from shipping provider	(454.0)
- Additional proxy/legal/consulting expenses	1,116.7	1,358.5
Total	662.7	1,358.5

Adjusted EBITDA	$(1,227.4)	$874.3

Source: Vitacost.com